Exhibit 99.3

Unaudited pro forma condensed combined financial information

The unaudited pro forma condensed combined balance sheet information as of March 31, 2016 and the unaudited pro forma condensed combined statement of operations information for the three months ended March 31, 2016 are based upon (i) the historical consolidated financial information of Frontier and (ii) the historical combined financial information of the VSTO, and has been prepared to reflect the Verizon Transaction based on the acquisition method of accounting.

The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Frontier and the historical financial statements of the VSTO, adjusted to give effect to (1) the transfer of specified assets and liabilities from Verizon to the VSTO that are not included in the VSTO historical balance sheet as of March 31, 2016, and the retention of specified assets and liabilities by Verizon that are included in the VSTO historical balance sheet as of March 31, 2016, as more fully described in note 3(a) below, (2) the adjustment of certain amounts to conform the VSTO financial information to Frontier accounting methodology, (3) the drawdown of $1,625 million under the 2015 Credit Agreement to fund the cash payment to Verizon for the purchase price, as more fully described in note 3(b) below, (4) the payment by Frontier to Verizon of $10.54 billion in cash and assumed debt (excluding any potential working capital and net debt purchase price adjustments as set forth in the Verizon Purchase Agreement) as more fully described in note 3(c) below and (5) the consummation of the transactions contemplated by the Verizon Purchase Agreement, with Frontier considered the accounting acquirer, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the Verizon Transaction and factually supportable and, in the case of the statement of operations information, that are expected to have a continuing impact.

The unaudited pro forma condensed combined balance sheet information has been prepared as of March 31, 2016, and gives effect to the Verizon Transaction and other events described above as if they had occurred on that date. The unaudited pro forma condensed combined statement of operations information, which has been prepared for the three months ended March 31, 2016, gives effect to the Verizon Transaction and other events described above as if they had occurred on January 1, 2015. The unaudited pro forma condensed combined statement of operations information of Frontier and related notes for the year ended December 31, 2015 are included within exhibit 99.3 to Frontier’s Form 8-K, as filed with the SEC on April 18, 2016, which is incorporated by reference into this report. See note 4(a) below for additional adjustments applicable to these financial statements.

The unaudited pro forma condensed combined financial information was prepared using, and should be read in conjunction with, (1) the unaudited combined financial statements of the VSTO as of and for the three months ended March 31, 2016 and (2) the unaudited consolidated financial statements of Frontier as of and for the three months ended March 31, 2016.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Verizon Transaction and other events described above been completed at the dates indicated above. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future results of operations of Frontier after completion of the Verizon Transaction and the other events described above. In the opinion of Frontier’s management, all adjustments considered necessary for a fair presentation have been included.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Verizon Transaction. In addition, the fair value of the assets acquired and liabilities assumed in the Verizon Transaction are based upon estimates. The final purchase price allocation for the Verizon Transaction is dependent upon valuations and other studies that have not yet been completed. Accordingly, the purchase price allocation pro forma adjustments are preliminary and are subject to further adjustments as additional information becomes available and additional analyses are performed, and such further adjustments may be material, individually or in the aggregate. The purchase price allocation pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION

AS OF MARCH 31, 2016

($ in millions)

		VSTO
	Frontier	VSTO	Additional Transfer of Assets and Liabilities to/from Verizon (3a)	VSTO, as Adjusted	Additional Financing (3b)	Pro Forma Adjustments (3c)		Pro Forma Combined
ASSETS:
Cash and cash equivalents	$500	$—	$—	$—	$1,406	$(1,534	)(i)	$372
Accounts receivable, net	544	366	(27)	339	—	—		883
Restricted cash	8,352	—	—	—	—	(8,352	)(i)	—
Other current assets	180	66	(4)	62	—	—		242

Total current assets	9,576	432	(31)	401	1,406	(9,886)		1,497
Property, plant and equipment, net	8,495	7,951	13	7,964	—	(271	)(ii)	16,188
Goodwill	7,166	—	—	—	—	1,980	(iii)	9,146
Other intangibles, net	1,067	6	(6)	—	—	1,160	(iv)	2,227
Other assets	150	2,849	(2,781)	68	(34)	—		184

Total assets	$26,454	$11,238	$(2,805)	$8,433	$1,372	$(7,017)		$29,242

LIABILITIES AND EQUITY:
Long-term debt due within one year	$370	$33	$(26)	$7	$81	$—		$458
Accounts payable and other current liabilities	1,364	922	(457)	465	(216)	21	(v)	1,634

Total current liabilities	1,734	955	(483)	472	(135)	21		2,092
Deferred income taxes	2,551	2,552	(376)	2,176	—	(2,176	)(vi)	2,551
Other liabilities	1,419	2,174	(1,834)	340	—	—		1,759
Long-term debt	15,496	666	(73)	593	1,507	11	(vii)	17,607
Equity	5,254	4,891	(39)	4,852	—	(4,873	)(viii)	5,233

Total liabilities and equity	$26,454	$11,238	$(2,805)	$8,433	$1,372	$(7,017)		$29,242

See notes to unaudited pro forma condensed combined financial information

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION

FOR THE THREE MONTHS ENDED MARCH 31, 2016

($ in millions, except for per-share amounts)

	Frontier	VSTO	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,355	$1,394	$(19	)(4a)	$2,714
			(3	)(4b)
			(13	)(4c)
Cost and expenses (exclusive of depreciation and amortization)	843	1,054	(18	)(4a)	1,848
			1	(4b)
			(13	)(4c)
			(19	)(4d)
Depreciation and amortization	316	239	47	(4e)	561
			(39	)(4f)
			(2	)(4g)
Acquisition and integration costs	138	—	(138	)(4h)	—

Total operating expenses	1,297	1,293	(181)		2,409

Operating income	58	101	146		305
Investment and other income, net	11	—	—		11
Interest expense	373	9	2	(4i)	384
Income tax expense (benefit)	(118)	36	55	(4j)	(27)

Net income (loss)	(186)	56	89		(41)
Less: Dividends on preferred stock	54	—	—		54

Net income (loss) attributable to Frontier common shareholders	$(240)	$56	$89		$(95)

Basic and diluted net loss per common share	$(0.21)				$(0.08)

Weighted-average shares outstanding (in millions)	1,164				1,164

See notes to unaudited pro forma condensed combined financial information

Notes to unaudited pro forma condensed combined financial information

1. Description of the Verizon Transaction

On April 1, 2016, pursuant to the Verizon Purchase Agreement, Frontier acquired Verizon’s wireline operations that provide services to residential, commercial and wholesale customers in California, Florida and Texas for a purchase price of $10.54 billion in cash and assumed debt, excluding adjustments for working capital and net debt. As of March 31, 2016, these Verizon properties included 3.3 million voice connections, 2.1 million broadband connections, and 1.2 million Fios® video subscribers. The network being acquired is the product of substantial capital investments made by Verizon, with approximately 55% of the residential households being enabled with Fios.

The unaudited pro forma condensed combined financial information was prepared for the purpose of developing the pro forma financial statements necessary to comply with the applicable disclosure and reporting requirements of the SEC. For purposes of the unaudited pro forma condensed combined financial information, the aggregate transaction costs (other than debt incurrence fees in connection with the 2015 Credit Agreement, as set forth in note 3(b)), which are charged as an expense of Frontier as they are incurred, were approximately $21 million subsequent to March 31, 2016 and include costs associated primarily with investment banker advisory fees, legal fees, and regulatory and auditor services of Frontier. This balance is reflected as an accrual in the Pro Forma Adjustments column on the unaudited pro forma condensed combined balance sheet as of March 31, 2016. The combined company also incurred and will incur integration costs primarily related to information systems, network and process conversions (including hardware and software costs). Integration costs were incurred in part in advance of the consummation of the Verizon Transaction, and are recorded based on the nature and timing of the specific action. For purposes of the unaudited pro forma condensed combined financial information, it was assumed that no amounts would be paid, payable or forgone by Verizon pursuant to orders or settlements issued or entered into in order to obtain governmental approvals from the Federal Communications Commission and in the States of California, Florida and Texas that were required to complete the Verizon Transaction.

Frontier is considered the accounting acquirer for purposes of the preparation of the unaudited pro forma condensed combined financial information. This conclusion is based upon Frontier’s consideration of all relevant factors included in the accounting standard regarding business combinations, including the purchase of a newly formed legal entity to which Verizon contributed the three operating entities — Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. — pursuant to the Verizon Purchase Agreement.

2. Basis of purchase price allocation

The estimated purchase price ($10.54 billion less $611 million in assumed debt and other net adjustments of $43 million) has been allocated, on a preliminary basis, to the tangible and intangible assets acquired and liabilities assumed, as follows (dollars in millions):

Estimated transaction consideration:		$9,886

Current assets	$401
Property, plant & equipment	7,693
Goodwill	1,980
Other intangibles—Customer list	1,160
Other assets	68
Long-term debt due within one year	(7)
Other current liabilities	(465)
Long-term debt	(604)
Other liabilities	(340)

Total net assets acquired	$9,886

The allocation of the purchase price to assets and liabilities is preliminary. The final allocation of the purchase price will be based on the fair values of the assets acquired and liabilities assumed as of the date of the Verizon Transaction, as determined by third-party valuation for certain assets and liabilities. These valuations are not yet completed. There can be no assurance that the actual allocation will not differ significantly from the preliminary allocation.

Frontier and Verizon have agreed to make a joint election under Section 338(h)(10) of the Internal Revenue Code, and comparable state and local tax code provisions.

3. Pro forma balance sheet adjustments:

(a) the VSTO is adjusted to (1) exclude assets and liabilities that were retained by Verizon that are included in the VSTO’s financial statements and (2) give effect to certain assets and liabilities relating to the businesses that were contributed by Verizon to the three operating entities in connection with the Verizon Transaction. A brief description of these items follows (dollars in millions):

Balance	Amount	Reason
Accounts receivable, net	$(27)	Reclassification of affiliate balances to net presentation

Other current assets	$(4)	Other current assets related to businesses retained by Verizon

		Property, plant and equipment transferred by Verizon corporate entities
Property, plant and equipment, net	$13	net of assets related to businesses retained by Verizon

Other intangibles, net	$(6)	Reclassification of non-network software to property, plant and equipment

Other assets	$(1,689)	Prepaid pension asset in excess of actuarial liability retained by Verizon
	(1,092)	Reclassification of prepaid pension asset to offset the employee benefit obligation

	$(2,781)

Long-term debt due within one year	$(26)	Current debt related to businesses retained by Verizon

Accounts payable and other current liabilities	$(433)	Payables related to businesses retained by Verizon
	(27)	Reclassification of affiliate balances to net presentation
		Accrued liabilities transferred by Verizon corporate entities
	3	net of liabilities to be retained by Verizon

	$(457)

Deferred income taxes	$(376)	Reflects the impact of the pro forma adjustments on deferred income taxes

Other liabilities	$(1,092)	Reclassification of prepaid pension asset to offset the employee benefit obligation
	(708)	Pension and postemployment benefits retained by Verizon
	(23)	Removal of accrued uncertain tax position liabilities and credits retained by Verizon
	(11)	Removal of accrued severance liabilities retained by Verizon

	$(1,834)

Long-term debt	$(73)	Long-term debt related to businesses retained by Verizon

Equity	$(39)	Reflects the aggregate impact of the above noted entries

The pension and other postretirement employee benefits adjustments are based on amounts recorded by Verizon whereby the pension and OPEB obligations related to active employees only were transferred to Frontier and pension obligations were fully funded as of the closing date of the Verizon Transaction. An actuarial evaluation will be completed and may be different from that reflected in the unaudited pro forma condensed combined financial information. This difference may be material.

(b) The pro forma adjustment to cash reflects the drawdown of $1,625 million under the 2015 Credit Agreement. Frontier used proceeds from the September 2015 private notes offering, together with the net proceeds from the June 2015 equity offerings, loan proceeds under the 2015 Credit Agreement and cash on hand to finance the Verizon Transaction and to pay related fees and expenses.

The adjustment presented reflects the debt incurrence of $1,625 million (including $81 million of current maturities), less assumed debt incurrence fees. Additionally, an adjustment of $216 million was made to reflect the payment of bridge financing fees of $183 million and debt incurrence fees of $33 million.

(c) (i) This adjustment reflects the purchase price of $10,540 million less assumed debt of $611 million and other net adjustments of $43 million resulting in $9,886 million of cash and restricted cash that were paid at closing of the Verizon Transaction (excluding any final working capital and net debt purchase price adjustments as set forth in the Verizon Purchase Agreement).

(ii) This adjustment reflects the fair value of property, plant and equipment.

(iii) This adjustment reflects the goodwill associated with the excess of the Verizon Transaction consideration issued over the preliminary estimated fair value of the underlying identifiable net tangible and intangible assets at March 31, 2016.

(iv) This adjustment reflects the preliminary fair value of the identifiable intangible asset (customer list) which was estimated by Frontier’s management primarily based on the fair values assigned to similar assets in recently completed acquisitions (a market approach). A third party valuation firm will be utilized to help determine the final fair value after the Verizon Transaction is completed, but this determination has not yet begun. There can be no assurance that the actual fair value determination will not differ significantly from the preliminary fair value determination. For purposes of the preliminary fair value determination, the estimated useful life of the customer list asset was assumed to be ten years.

(v) This adjustment records the unpaid non-recurring costs for acquisition related transaction costs, primarily bankers, lawyers and consulting advisory fees.

(vi) This adjustment eliminates the deferred tax liabilities of the VSTO as of March 31, 2016.

(vii) This adjustment reflects the fair value of assumed debt.

(viii) This adjustment eliminates the “as adjusted” net equity of the VSTO ($4,852 million) and recognizes unpaid transaction costs of $21 million as of March 31, 2016.

4. Pro forma statement of operations adjustments—VSTO:

(a) This adjustment excludes revenue and expenses relating to a customer contract that was retained by Verizon. No adjustment for this customer contract had been made in previously issued pro forma financial statements. There was no impact to depreciation and amortization expense as a result of this adjustment. The impact of the retained customer contract on previously issued pro forma financial statements for the year ended December 31, 2014 approximated the amounts in 2015. The impact for the year ended December 31, 2015 was as follows:

	For the three months ended				For the year ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
($ in millions)
Revenue	$26	$19	$23	$20	$88
Costs and Expenses	$26	$19	$23	$18	$86
Operating Income	$—	$—	$—	$2	$2

(b) This adjustment reflects results of operations related to certain operations, assets and facilities that were not transferred to Frontier in the Verizon Transaction.

(c) This adjustment reflects the reclassification of bad debt expense from cost and expenses to revenue in order to conform to Frontier’s accounting policy.

(d) This adjustment reflects pension, other postretirement employee benefits of retirees and postemployment benefits retained by Verizon based on the terms of the Verizon Purchase Agreement whereby the pension and OPEB obligations related to active employees only were transferred to Frontier and pension obligations were fully funded as of the closing date of the Verizon Transaction. The adjustment includes $6 million for pension and OPEB costs related to active employees and retirees to be retained by Verizon for the three months ended March 31, 2016. This adjustment also reflects the reversal of $13 million in non-cash actuarial gains that were recorded by Verizon in order to conform to Frontier’s accounting policy for pension and other postretirement benefits for the three months ended March 31, 2016.

(e) This adjustment reflects amortization expense associated with the customer list asset estimated in note 3(c) above assuming an accelerated method of amortization and an estimated useful life of ten years, which corresponds to an increase in depreciation and amortization of $47 million for the three months ended March 31, 2016. Amortization expense, based on our current estimate of useful lives, is estimated to be approximately $190 million, $169 million, $148 million, $127 million and $105 million for the years ended December 31, 2016, 2017, 2018, 2019 and 2020, respectively.

(f) This adjustment reflects depreciation expense for property, plant and equipment, at fair value.

The actual depreciation and amortization expense, as described in note 4(e) and above, will be based on the final fair value attributed to the identifiable tangible and intangible assets based upon the results of the third-party valuation of the acquired assets. The depreciation and amortization rates may also change based on the results of this third-party valuation. There can be no assurance that the actual depreciation and amortization expense will not differ significantly from the pro forma adjustment presented, or estimated future expense amounts noted above.

(g) This adjustment primarily reflects depreciation expense for facilities that were not transferred to Frontier in the Verizon Transaction.

(h) This adjustment reflects the removal of acquisition and integration expenses related to costs incurred by Frontier in connection with the Verizon Transaction.

(i) This adjustment reflects additional interest expense on the $1,625 million drawdown under the 2015 Credit Agreement based on the weighted average interest rate determined based on current rates of 2.94% for the three months ended March 31, 2016 and the elimination of interest expense related to a bridge loan facility. An increase or decrease to the assumed weighted average interest rate of 25 basis points on the $1,625 million drawdown under the 2015 Credit Agreement would result in a change of approximately $1 million for the three months ended March 31, 2016.

(j) This adjustment reflects the income tax effect of the pro forma adjustments described in notes 4(a) through 4(i) above, using an estimated effective income tax rate of 38%.